Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Andrea Sejba	For Immediate Release
(440) 449-9611	Tuesday, August 5, 2025

HYSTER-YALE
ANNOUNCES SECOND QUARTER 2025 RESULTS

Q2 2025 Consolidated Highlights:
•Consolidated revenues improved 5% from Q1 2025 to $957 million
•Operating loss of $8.5 million and adjusted operating profit of $7.2 million declined sequentially due to increased product costs, lower shipments and prices
•Renewed $300 million revolving credit facility with improved covenant flexibility
•Bookings declined significantly mainly due to tariff uncertainty within HY's customer base

Cleveland, Ohio, August 5, 2025: Hyster-Yale, Inc. (NYSE: HY) reported the following consolidated results for the three months ended June 30, 2025.

	Three Months Ended
($ in millions except per share amounts)	Q2 2025	Q2 2024	% Change	Q1 2025	% Change
Revenues	$956.6	$1,168.1	(18)%	$910.4	5%
Operating Profit (Loss)	$(8.5)	$95.6	(109)%	$21.3	(140)%
Net Income (Loss)	$(13.9)	$63.3	(122)%	$8.6	(262)%
Diluted Earnings (Loss) per Share	$(0.79)	$3.58	(122)%	$0.48	(265)%

Adjusted Operating Profit(1)	$7.2	$95.6	(92)%	$21.5	(67)%
Adjusted Net Income (Loss)(1)	$(2.3)	$63.3	(104)%	$8.7	(126)%
Adjusted Diluted Earnings (Loss) per Share(1)	$(0.14)	$3.58	(104)%	$0.49	(129)%
(1) Reconciliations of reported to adjusted figures are included below.

Lift Truck Business Results
Revenues by geographic segment were as follows:

($ in millions except per share amounts)	Q2 2025	Q2 2024	% Change	Q1 2025	% Change
Revenues	$904.2	$1,118.0	(19)%	$864.4	5%
Americas(2)	$707.5	$881.5	(20)%	$698.9	1%
EMEA(2)	$148.3	$187.8	(21)%	$118.2	25%
JAPIC(2)	$48.4	$48.7	(1)%	$47.3	2%
(2) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Q2 2025 Lift Truck revenues declined 19% year-over-year while improving 5% from the previous quarter.

Lift Truck’s year-over-year revenues declined due to lower volumes across all product lines compared to Q2 2024’s strong results. Reduced volumes were a result of the impact of continued economic uncertainty on the Company's end-customer order patterns and overall weaker industry booking rates experienced since early 2024. In addition, there was also a shift towards lower average revenue Class 3 products.
•Americas' sales decreased, particularly for higher-value Class 4 and Class 5 internal combustion engine trucks.
•EMEA product revenues declined year-over-year primarily due to lower Class 1 product sales.

Sequentially, Lift Truck revenues increased due to improved sales of higher-value Class 4 and Class 5 internal combustion engine trucks.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q2 2025	Q2 2024	% Change	Q1 2025	% Change
Gross Profit	$146.8	$236.9	(38)%	$158.8	(8)%
Americas	$129.9	$199.6	(35)%	$142.5	(9)%
EMEA	$14.8	$32.5	(54)%	$12.9	15%
JAPIC	$2.1	$4.8	(56)%	$3.4	(38)%
Operating Profit (Loss)	$(10.9)	$91.6	(112)%	$20.3	(154)%
Americas	$11.7	$92.5	(87)%	$42.5	(72)%
EMEA	$(15.0)	$4.8	n.m.	$(14.9)	(1)%
JAPIC	$(7.6)	$(5.7)	(33)%	$(7.3)	(4)%

Adjusted Operating Profit (Loss)(1)	$4.8	$91.6	(95)%	$20.5	(77)%
Americas(1)	$27.6	$92.5	(70)%	$43.2	(36)%
EMEA(1)	$(15.3)	$4.8	n.m.	$(16.2)	6%
JAPIC(1)	$(7.5)	$(5.7)	(32)%	$(6.5)	(15)%
(1) Reconciliations of reported to adjusted figures are included below.
n.m. - not meaningful

•Following Nuvera's strategic realignment in Q2 2025, the Company updated its operating segments. While consolidated financial results remain unchanged, Nuvera's results are now included in the Americas segment, and prior period figures have been recast.
•Q2 2025 adjusted results exclude $15 million for employee severance and asset impairment costs related to the Nuvera strategic realignment announced in Q1 2025.
•Lift Truck operating results decreased compared to prior year, reflecting reduced volumes, lower manufacturing overhead absorption and unfavorable pricing.
•Product margins, a significant component of gross margins, declined mainly due to increased material costs from higher tariffs and an unfavorable product mix. However, product margins remained above the Company’s targeted levels.
•Due to increased tariffs for products entering the U.S., the Company incurred approximately $10 million of additional costs in Q2 2025 compared to the prior year. While the Company has enacted price increases to offset these additional costs, there is a timing lag to realize the benefits.
•Q2 2025 operating costs decreased year-over-year, mainly due to lower employee-related expenses including benefits from Nuvera's strategic realignment. The Company completed initial realignment actions ahead of schedule, resulting in earlier realization of cost savings. These benefits were partly offset by ongoing investments in information systems and customer-facing support that are central to the Company’s mission to provide optimal customer solutions and exceptional customer care.

•Americas operating profit declined primarily due to reduced volumes and resulting lower manufacturing overhead absorption. These unfavorable impacts were partially offset by lower warranty costs as new products reach maturity in the field.
•EMEA's operating loss was primarily driven by reduced volumes and related lower manufacturing overhead absorption. Increased material and freight costs and lower pricing also contributed to the year-over-year operating profit decrease.
•Sequentially, Lift Truck adjusted operating profit declined primarily as result of lower product margins due to increased material and freight costs.

Bolzoni Results

($ in millions)	Q2 2025	Q2 2024	% Change	Q1 2025	% Change
Revenues	$90.6	$102.4	(12)%	$80.3	13%
Gross Profit	$21.4	$22.4	(4)%	$18.5	16%
Operating Profit	$2.4	$4.0	(40)%	$0.6	300%

Adjusted Operating Profit(1)	$2.4	$4.0	(40)%	$0.6	300%
(1) Reconciliations of reported to adjusted figures are included below.

Bolzoni’s year-over-year revenue declined as the Company continued to phase out its lower-margin legacy products. The reduction in operating profit was primarily driven by increased employee-related costs, largely attributable to inflationary wage pressures in Europe. Although material cost savings and favorable product mix contributed to higher gross margins, these improvements were offset by decreased volumes and lower manufacturing overhead absorption.

Bolzoni delivered sequential revenue growth, primarily due to increased volumes, led by improved attachment and fork sales in the Americas. Adjusted operating profit improved, reflecting favorable product mix and lower operating expenses compared to Q1 2025.

Income Tax Expense
Q2 2025’s reported income tax expense of $0.2 million, which was well below the $26.1 million in Q2 2024, is primarily due to lower current year pre-tax earnings. The Q2 2025 YTD recognized income tax expense is driven by the required capitalization of research and development costs for U.S. tax purposes, combined with the Company's inability to recognize deferred tax assets due to its U.S. valuation allowance position.

The recent tax act signed into law on July 4, 2025 contains various business provisions that could have a favorable impact to the Company, particularly from provisions that allow the immediate expensing of research and development costs. The Company is evaluating the full impact of the recent legislation on its effective tax rate and cash tax position. These changes are not included in the Q2 2025 financial results since the legislation was signed in Q3 2025.

Liquidity and Capital Allocation

($ in millions)	June 30, 2025	June 30, 2024	March 31, 2025
Debt	$473.2	$501.9	$484.0
Cash	66.9	66.5	77.2
Net Debt	$406.3	$435.4	$406.8

Net Income(3)	$22.2	$175.8	$99.4
Adjusted EBITDA(3)	$169.8	$341.0	$258.8

Debt/Net Income	21.3	2.9	4.9
Net Debt /Adjusted EBITDA	2.4	1.3	1.6
(3) Net Income and Adjusted EBITDA are presented for the last twelve month period. Reconciliation of adjusted EBITDA is included below.

The Company renewed its $300 million revolving credit facility in Q2. The renewal resulted in lower SOFR borrowing margins, increased covenant flexibility and extended the maturity date to June 2030.

The Company reduced outstanding debt in Q2 2025 compared to both previous year and prior quarter. Its net debt position improved year-over-year by using excess cash generation to reduce debt while still maintaining a solid cash balance. Unused borrowing capacity of $259 million at June 30, 2025 improved by 3% compared to March 31, 2025.

The Company's financial leverage, measured by net debt to adjusted EBITDA, increased compared to both prior periods as a result of lower earnings. The Company remains focused on liquidity management as it navigates reduced production volumes related to the current cyclical industry downturn. These results demonstrate the Company’s adaptability to dynamic market conditions.

In Q2 2025, the Company generated $29 million in cash from operations, primarily as a result of favorable working capital actions. Increased receivable collections and decreased payables, driven by lower manufacturing inventory, contributed to improved operational cash flow compared to both Q2 2024 and Q1 2025.

The Company continues to prioritize working capital optimization, especially through inventory efficiency.
•Working capital was 21% of sales as of Q2 2025, a reduction from the prior quarter, primarily due to improved efficiency and increased revenues.
•Absent the effects of foreign currency changes and added tariff costs, Q2 2025 inventory levels decreased by $66 million year-over-year and $28 million sequentially. The Company continues to advance its inventory optimization initiatives to ensure full alignment between production schedules and available materials. As of June 30, 2025, the combined unfavorable impact of foreign currency and tariffs on inventory values was approximately $40 million.
•Despite challenges posed by heightened economic uncertainty and tariffs, working capital, including inventory, remains well controlled as a result of the Company’s proactive efforts and operational discipline.

Outlook

Consolidated Strategic Perspective

The Company’s full-year 2025 outlook includes numerous assumptions, including potential tariff impacts and actions to mitigate their effect on its financial results. The Company’s proactive initiatives, including price increases and lower costs from changes to global product sourcing, supply chain adjustments, and cost optimization programs, are expected to partially offset higher, tariff-related costs. Key outlook assumptions include:

1.U.S. tariffs in effect on July 9, 2025, as the baseline,
2.current Section 301 tariff exemption related to lift truck parts not extended beyond August 31, 2025,
3.no additional tariffs will be added globally,
4.company demand forecasts are based on bookings trends, backlog levels and market data, and
5.the successful implementation of the Company’s proactive initiatives outlined above.

Given these assumptions, tariffs are expected to negatively affect the Company's financial results in the second half of 2025, even after mitigation actions are implemented. We are pursuing strategies to reduce this impact. The possibility of further tariff measures creates uncertainty and makes it difficult to provide a precise impact estimate at this time. The Company will continue to maintain pricing strategies aligned with material cost changes and enforce cost discipline across the organization, regardless of tariff developments.

Despite the current uncertain economic environment, the Company remains committed to its mission to deliver optimal solutions and exceptional customer care and to position the Company for substantial long-term profitable growth.

Lift Truck Business

During Q2 2025, the total lift truck market declined. As result, the Company experienced a significant contraction of its global lift truck bookings, reflecting a more cautious customer approach amid ongoing economic uncertainty. HY traditional strong customers are deferring capital expenditures, resulting in delayed purchasing decisions and a temporary softening in lift truck order activity. However, the Company’s sales quoting activity remained steady in Q2 compared to improved Q1 2025 levels.

This sustained higher quoting volume highlights resilient underlying demand opportunity and positions the Company to capitalize on market opportunities as customer confidence strengthens and capital spending accelerates. Management remains focused on proactive customer engagement, closely monitoring demand trends, and preserving the Company’s agility to respond quickly to ensure that the Company is well prepared to increase bookings as macroeconomic and tariff uncertainty conditions improve.

Lift Truck bookings and backlog were as follows:

(In millions)	Q2 2025	Q2 2024	% Change	Q1 2025	% Change
Unit Bookings $ Value	$330	$380	(13)%	$590	(44)%
Unit Backlog $ Value	$1,650	$2,560	(36)%	$1,910	(14)%

Dollar value bookings decreased to $330 million from $590 million in Q1 2025, reflecting a significant decline in both the EMEA and Americas regions, while JAPIC remained flat. The elevated Q1 bookings were partially driven by customers accelerating their purchases ahead of anticipated tariff-related price increases. In contrast, Q2 2025 bookings were negatively impacted by heightened tariff-related uncertainty. Compared to Q2 2024, dollar value bookings decreased by $50 million, with Americas increasing and a substantial decline in EMEA. These results highlight regional demand volatility, with particular weakness in EMEA. The Company monitors booking trends closely and remains dedicated to strategic initiatives to bolster its orders while maintaining cost discipline.

At the end of Q2 2025, the Company’s backlog stood at $1.7 billion, decreasing from $1.9 billion at Q1 2025 as shipments exceeded bookings, primarily in the Americas. The Company’s ability to maintain a solid backlog is being challenged by the prolonged bookings demand weakness. As a result, the Company continues to balance production levels with evolving product demand in order to maintain a multi-month production backlog.

Production output is currently expected to increase in the second half of 2025 compared to the first half of the year. However, in response to ongoing macroeconomic uncertainty and tariff pressures, the Company has moderated these production growth expectations. This adjustment will help to maintain manufacturing efficiency as well as optimize inventory levels. If the bookings market or the Company’s traditional customer base bookings improvements do not materialize as expected, global production levels will likely moderate further in the latter half of 2025.

The Company continues to focus on maintaining bookings with product margins at or above targeted levels through a combination of new product introductions, including increasingly available modular and scalable models, and ongoing cost and pricing discipline for existing products. Product margins are expected to remain above targeted levels in 2025 but decline year-over-year due to increased competitive pressure in a lower-demand market.

In Q2 2025, the Company implemented monthly price adjustments to quickly address tariff changes. These pricing actions enable more effective margin management during this period of heightened volatility. Price adjustments will persist, as necessary, to minimize the impact of tariffs on the Company’s cost structure. Price adjustments apply to new orders at the time they are booked, resulting in a temporary delay before the Company can recover the increased costs associated with tariffs.

Projects initiated in 2024 to streamline the Company's manufacturing footprint and optimize its operations are progressing with $1.4 million in the first six months of 2025. The Company now expects to incur an additional $4 million to $7 million through 2025, and between $10 million to $23 million in 2026. Total project expenditure estimates are in line with prior guidance, with some expected costs shifting from 2025 to 2026. Initial benefits from these programs are expected in late 2025 and into 2026 but will likely be offset by operational inefficiencies from lower production volumes compared to the prior year. Starting in 2027, these fully developed programs should generate significant annualized income and cash benefits ranging between $30 million to $40 million. These savings will significantly offset the business’ negative impact from future market cyclicality. Savings estimates are based on current expected volume and cost assumptions.

Operating expenses are projected to decline modestly in 2025 year-over-year, primarily due to cost savings from Nuvera’s strategic realignment. Results from this action are expected to generate annualized cost reductions of $15 to $20 million beginning in the second half of 2025. Additionally, the Company anticipates that $10 to $15 million of Nuvera’s costs will be integrated into the Lift Truck business, mainly to fill open positions and accelerate development of both lithium-ion batteries and related services and mobile charging products. The Company does not expect to incur significant additional charges related to the Nuvera strategic alignment progresses.

Operating profit is projected to moderately increase in Q3 2025 compared to Q2 2025, driven primarily by higher sales volumes as a result of added consumer demand and enhanced manufacturing efficiency.

The Company anticipates a decline in full-year 2025 operating profit relative to prior guidance. This outlook reflects the near-term effects of reduced bookings and lower production volumes. Potential tariff costs and timing lags in mitigating actions may also create an earnings drag. However, management believes tax reform impacts could be favorable which will help to offset some of these adverse changes.

While the path forward likely presents demand and production volatility challenges, management is confident that its disciplined cost control actions and capital allocation efforts will position the Company to capitalize on growth opportunities as market conditions improve.

Bolzoni
Bolzoni's Q3 2025 revenues are projected to slightly improve compared to the second quarter as higher attachment sales are expected to offset reduced legacy component sales to the Lift Truck business. Q3 2025 operating profit is anticipated to increase moderately due to reduced manufacturing spending related to improved factory utilization.

Full year 2025 revenues are anticipated to decline year-over-year, reflecting weaker demand projections across Bolzoni’s customer base. Product mix and cost control improvements are not expected to fully compensate for lower sales. As a result, 2025 operating profit is projected to be below 2024’s adjusted operating profit.

Consolidated

The Company anticipates modest sequential growth in both revenue and operating profit growth in Q3 2025. For the full year 2025, the Company still expects revenues, production levels and profits to be below robust 2024 results. However, outlook has deteriorated due to tariff impacts to material cost and a greater than expected decline in demand in the second half of 2025. Global trade and geopolitical uncertainty, among other factors, may cause the Company’s results to deviate significantly from its current outlook.

The financial discipline established over the past several years is helping the Company deliver stronger and more consistent financial results. The Company targets a 7% operating profit margin across the business cycle. During periods of strong backlog-driven production, such as those experienced in early 2024, the Company should exceed this target. However, during cyclically lower lift truck market demand phases, the Company intends to offset production declines by maintaining strong financial and operational discipline, with stronger results than in previous downturns. The Company is making progress toward achieving these goals and its strategic initiatives should add further benefits over time.

The Company continues to focus on generating strong operating cash flow and accretive capital deployment. To support these goals, the Company is actively implementing initiatives to drive working capital efficiency. With the expected 2025 lift truck production decrease, there is an intense focus on timely realignment of production and working capital processes. Key actions, including inventory optimization, are underway and are expected to yield significant progress in 2025. These efforts support strong full-year cash flow from operations generation, moderately below those achieved in 2024, despite the projected lower 2025 net income.

Effective cash flow utilization is critical to the Company’s ongoing transformation. This involves substantial capital investments in advanced products, manufacturing efficiencies and information technology upgrades. For 2025, capital expenditures are now forecasted to range between $50 million and

$60 million. Management will closely monitor market conditions and may adjust investments levels and timing as market visibility improves.

As the Company continues to generate cash, it remains committed to its disciplined capital allocation framework. This includes reducing leverage, executing strategic investments to support profitable growth, and delivering sustainable value and strong returns to shareholders.

Long-Term Objectives
Hyster-Yale's vision is to transform the way the world moves materials from Port to Home. It strives to do this through its two customer promises: first, to provide optimal customer solutions, and second, to provide exceptional customer care. The Company is focused on executing established strategic initiatives and key projects to transform the Company’s core lift truck business while building new business opportunities in the warehouse lift truck, vehicle automation, energy management and attachment business activities. These complementary growth and profit improvement projects should help the Company fulfill these two promises while achieving long-term revenue and operating profit growth. The Company believes key projects will contribute to an increased and sustainable lift truck and attachment competitive advantage over time.

Further information regarding the Company's strategic initiatives can be found in the Company's Q2 2025 Investor Deck. This presentation, currently available on the Hyster-Yale website, elaborates on the strategies that are critical for Hyster-Yale's long-term prospects. The Company encourages investors to review this material to ensure a clear understanding of Hyster-Yale's future direction.

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Conference Call
The management of Hyster-Yale, Inc. will conduct a conference call with investors and analysts on Wednesday, August 6, 2025, at 11:00 a.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investor-overview. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends.

Reconciliations and Other Measures
The Company uses certain financial measures not in accordance with U.S. generally accepted accounting principles ("GAAP") to analyze and manage the performance of the Company. These include, Adjusted Operating Profit (Loss), Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per Share, Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA.

Adjusted Operating Profit (Loss), Adjusted Net Income and Adjusted Diluted Earnings per Share exclude restructuring and impairment charges, referred to in the release as manufacturing footprint improvement and operational optimization charges, from the comparable GAAP measurement. Management believes that these adjusted measures provide investors with a useful perspective on underlying business results and trends and help with assessing period-over-period results. Reconciliations of adjusted results to the most directly comparable GAAP measures are included in the financial highlights.

Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA are provided as supplemental measures. Adjusted EBITDA is defined as income (loss) before income taxes and noncontrolling interests plus restructuring and impairment charges, referred to in the release as manufacturing footprint improvement charges and Nuvera's strategic realignment, net interest expense and depreciation and amortization expense. Net Debt is defined as debt less cash. These measures are not GAAP measurements and should not be considered as substitutes for operating profit (loss), net income (loss) or debt. Management believes that these measures help investors understand the Company's results of operations.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the imposition of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) impacts resulting from increased trade barriers and restrictions on international trade, including as a result of previously announced, and potentially new, changes to U.S. trade policy and tariffs as well as retaliatory tariffs imposed by other countries where the Company does business, (3) delays in manufacturing and delivery schedules, (4) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (5) customer acceptance of pricing, (6) customer acceptance of, changes in the costs of, or delays in the development of new products, (7) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (8) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (9) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (10) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (11) the successful commercialization of products and technology related to the energy solutions program, (12) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers, (14) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (15) product liability or other litigation, warranty claims or returns of products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (17) the ability to attract, retain, and replace workforce and administrative employees, (18) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (19) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.
Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, aftermarket parts and technology and energy solutions marketed globally under the Hyster®, Yale®, Maximal®, and Nuvera® brand names. Hyster-Yale Materials Handling’s subsidiary, Bolzoni S.p.A., is a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale Materials Handling also has an unconsolidated joint venture in Japan with Sumitomo NACCO Forklift Co. Ltd. Hyster-Yale Materials Handling, Inc., is a wholly owned subsidiary of Hyster-Yale, Inc. (NYSE: HY). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2025	2024	2025	2024
	(In millions, except per share data)

Revenues	$956.6	$1,168.1	$1,867.0	$2,224.6
Cost of sales	788.4	908.8	1,521.1	1,729.6
Gross Profit	168.2	259.3	345.9	495.0
Selling, general and administrative expenses	161.0	163.7	317.2	315.6
Restructuring and impairment charges[1]	15.7	—	15.9	—
Operating Profit	(8.5)	95.6	12.8	179.4
Other (income) expense
Interest expense	7.9	8.8	15.6	17.7
Income from unconsolidated affiliates	(2.7)	(2.1)	(5.6)	(3.1)
Other, net	(0.5)	(1.1)	(0.8)	(2.1)
Income before Income Taxes	(13.2)	90.0	3.6	166.9
Income tax expense	0.2	26.1	8.3	51.2
Net income attributable to noncontrolling interests	(0.2)	(0.2)	(0.2)	(0.4)
Net income attributable to redeemable noncontrolling interests	—	(0.1)	0.1	—
Accrued dividend to redeemable noncontrolling interests	(0.3)	(0.3)	(0.5)	(0.5)
Net Income Attributable to Stockholders	$(13.9)	$63.3	$(5.3)	$114.8

Basic Earnings per Share	$(0.79)	$3.62	$(0.30)	$6.60
Diluted Earnings per Share	$(0.79)	$3.58	$(0.30)	$6.51
Basic Weighted Average Shares Outstanding	17.705	17.493	17.621	17.406
Diluted Weighted Average Shares Outstanding	17.705	17.659	17.621	17.631

1 - Restructuring and impairment charges are referred to in the earnings release as manufacturing footprint improvement charges and Nuvera's strategic realignment.

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2025	2024	2025	2024
	(In millions)
Revenues
Americas	$707.5	$881.5	$1,406.4	$1,651.4
EMEA	148.3	187.8	266.5	387.2
JAPIC	48.4	48.7	95.7	86.4
Lift Truck Business	$904.2	$1,118.0	$1,768.6	$2,125.0
Bolzoni	90.6	102.4	170.9	198.6
Eliminations	(38.2)	(52.3)	(72.5)	(99.0)
Total	$956.6	$1,168.1	$1,867.0	$2,224.6

Gross profit (loss)
Americas	$129.9	$199.6	$272.4	$375.4
EMEA	14.8	32.5	27.7	66.4
JAPIC	2.1	4.8	5.5	8.4
Lift Truck Business	$146.8	$236.9	$305.6	$450.2
Bolzoni	21.4	22.4	39.9	44.2
Eliminations	—	—	0.4	0.6
Total	$168.2	$259.3	$345.9	$495.0

Operating profit (loss)
Americas	$11.7	$92.5	$54.2	$172.7
EMEA	(15.0)	4.8	(29.9)	10.0
JAPIC	(7.6)	(5.7)	(14.9)	(11.2)
Lift Truck Business	$(10.9)	$91.6	$9.4	$171.5
Bolzoni	2.4	4.0	3.0	7.3
Eliminations	—	—	0.4	0.6
Total	$(8.5)	$95.6	$12.8	$179.4

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
	Three Months Ended		Six Months Ended
	June 30		June 30
	2025	2024	2025	2024
			(In millions)
Net cash provided by (used for) operating activities	$28.9	$(2.5)	$(7.5)	$19.9
Net cash used for investing activities	(15.3)	(11.7)	(25.6)	(18.7)
Cash Flow Before Financing Activities	$13.6	$(14.2)	$(33.1)	$1.2

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(In millions)
Debt	$473.2	$484.0	$440.7	$465.8
Cash	66.9	77.2	96.6	75.6
Net Debt	$406.3	$406.8	$344.1	$390.2

	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(In millions)
Accounts Receivable	$512.1	$506.1	$488.4	$542.5
Inventory	776.6	772.7	754.3	855.3
Accounts Payable	474.4	474.1	455.5	533.9
Working Capital	$814.3	$804.7	$787.2	$863.9

HYSTER-YALE, INC.
ADJUSTED EBITDA RECONCILIATION
	6/30/2025	3/31/2025	12/31/2024	9/30/2024	LTM 6/30/2025
	(In millions)
Net Income (Loss) Attributable to Stockholders	$(13.9)	$8.6	$10.3	$17.2	$22.2
Noncontrolling interest income and dividends	0.5	0.1	0.4	0.6	1.6
Income tax expense	0.2	8.1	13.3	10.3	31.9
Interest expense	7.9	7.7	7.7	8.4	31.7
Interest income	(0.8)	(0.7)	(0.4)	(0.5)	(2.4)
Depreciation and amortization expense	11.8	11.0	11.8	11.7	46.3
Restructuring and impairment charges[1]	15.7	0.2	21.4	1.2	38.5
Adjusted EBITDA	$21.4	$35.0	$64.5	$48.9	$169.8

[1] - Restructuring and impairment charges are referred to in the earnings release as manufacturing footprint improvement charges and Nuvera's strategic realignment.

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED RESULTS

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024
	(In millions, except per share data)

Operating Profit (Loss)	$(8.5)	$95.6	$12.8	$179.4
Adjustments:
Restructuring and impairment charges[1]	15.7	—	15.9	—
Adjusted Operating Profit	$7.2	$95.6	$28.7	$179.4

Net Income (Loss) Attributable to Stockholders	$(13.9)	$63.3	$(5.3)	$114.8
Adjustments:
Restructuring and impairment charges[1]	15.7	—	15.9	—
Income tax expense (credit)[2]	(4.1)	—	(4.2)	—
Adjusted Net Income (Loss) Attributable to Stockholders	$(2.3)	$63.3	$6.4	$114.8

Diluted earnings (loss) per share	$(0.79)	$3.58	$(0.30)	$6.51
Adjustments:
Restructuring and impairment charges[1]	0.88	—	0.89	—
Income tax expense (credit)[2]	(0.23)	—	(0.23)	—
Adjusted diluted earnings (loss) per share	$(0.14)	$—	$0.36	$—

[1] - Restructuring and impairment charges are referred to in the earnings release as manufacturing footprint improvement charges and Nuvera's strategic realignment.
[2] - Tax adjustment at an effective rate of 26%.

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED OPERATING PROFIT (LOSS)

	Q2 2025	Q2 2024	Q1 2025
	(In millions)

Americas
Operating profit	$11.7	$92.5	$42.5
Adjustments:
Restructuring and impairment charges[1]	15.9	—	0.7
Adjusted operating profit	$27.6	$92.5	$43.2
EMEA
Operating profit (loss)	$(15.0)	$4.8	$(14.9)
Adjustments:
Restructuring and impairment charges (reversals)[1]	(0.3)	—	(1.3)
Adjusted operating profit (loss)	$(15.3)	$4.8	$(16.2)
JAPIC
Operating profit (loss)	$(7.6)	$(5.7)	$(7.3)
Adjustments:
Restructuring and impairment charges[1]	0.1	—	0.8
Adjusted operating profit (loss)	$(7.5)	$(5.7)	$(6.5)
Lift Truck
Operating profit (loss)	$(10.9)	$91.6	$20.3
Adjustments:
Restructuring and impairment charges[1]	15.7	—	0.2
Adjusted operating profit	$4.8	$91.6	$20.5
Bolzoni
Operating profit	$2.4	$4.0	$0.6
Adjustments:
Restructuring and impairment charges[1]	—	—	—
Adjusted operating profit	$2.4	$4.0	$0.6
Total
Operating profit (loss)	$(8.5)	$95.6	$21.3
Adjustments:
Restructuring and impairment charges[1]	15.7	—	0.2
Adjusted operating profit	$7.2	$95.6	$21.5
[1] - Restructuring and impairment charges are referred to in the earnings release as manufacturing footprint improvement charges and Nuvera's strategic realignment.